OPERATING GUIDELINES

OF

ARH SUB, LLC

(a Utah limited liability company)

Dated June 26, 2025

OPERATING GUIDELINES

OF

ARH SUB, LLC

These Operating Guidelines of ARH Sub, LLC (the "**Company**"), a limited liability company organized pursuant to the Utah Revised Uniform Limited Liability Company Act (as the same may be amended from time to time, the "**Act**"), are executed effective as of the date set forth on the cover page of these Guidelines. American Rebel Holdings, Inc., a Nevada corporation (the "**Member**"), is the sole member of the Company. Solely for federal and state tax purposes and pursuant to Treasury Regulations Section 301.7701, the Member and the Company intend the Company to be disregarded as an entity that is separate from the Member. For all other purposes (including, without limitation, limited liability protection for the Member from Company liabilities), however, the Member and the Company intend the Company to be respected as a separate legal entity that is separate and apart from the Member. Defined terms used but not otherwise defined herein shall have the meanings set forth in Article II.

ARTICLE I - FORMATION OF THE COMPANY

1.1 Formation. The Company was formed on June 2, 2025 upon the filing with the Utah Department of Commerce, Division of Corporations and Commercial Code of the Certificate.

1.2 Name. The name of the Company is as set forth on the cover page of these Guidelines. The Member may change the name of the Company from time to time as it deems advisable, provided appropriate amendments to these Guidelines and the Certificate and necessary filings under the Act are first obtained.

1.3 Registered Office and Registered Agent. The Company's registered office within the State of Utah and its registered agent at such address shall be as the Member may from time to time deem necessary or advisable.

1.4 Principal Place of Business. The principal place of business of the Company within the State of Utah shall be at such place or places as the Member may from time to time deem necessary or advisable.

1.5 Purposes and Powers.

(a) The purpose of the Company shall be to engage in any lawful business for which limited liability companies maybe organized under the Act.

(b) The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

1.6 Term. The Company shall continue in existence until it is dissolved and its affairs wound up in accordance with the provisions of these Guidelines or the Act.

1.7 Nature of Member's Interest. The membership interest of the sole Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company.

ARTICLE II - DEFINITIONS

The following terms used in these Guidelines shall have the following meanings (unless otherwise expressly provided herein):

"**Certificate**" means the Certificate of Organization of the Company filed with the Division, as amended or restated from time to time.

"**Code**" means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

"**DACA**" means the Deposit Account Control Agreement to be executed by and among Investor, the Company and Lakeside Bank.

"**Division**" means the Utah Department of Commerce, Division of Corporations and Commercial Code.

"**Guidelines**" means these Operating Guidelines, as amended from time to time.

"**Investor**" means Streeterville Capital, LLC, a Utah limited liability company.

"**Investor Note**" means that certain Secured Promissory Note in the original principal amount $5,470,000.00 issued by the Member to Investor on June 26, 2025.

"**Manager**" means, initially, Charles A. Ross, Jr.

"**Person**" means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association or another entity.

"**Property**" means (i) any and all property acquired by the Company, real and/or personal (including, without limitation, intangible property) and (ii) any and all of the improvements constructed on any real property.

"**Treasury Regulations**" means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE III - MANAGEMENT OF THE COMPANY

3.1 Management. The Manager shall be the manager of the Company. Except as otherwise expressly provided in these Guidelines, the Certificate or the Act, all decisions with respect to the management of the business and affairs of the Company shall be made by the Manager. The Manager may appoint or remove officers to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business and shall have such other powers and duties as may be prescribed by the Manager. Darin Fielding is hereby appointed as the Company's Chief Financial Officer. For the avoidance of doubt, the actions of the Manager are subject to the provisions set forth in Article IX below.

3.2 Indemnification for Management Services. The Company shall indemnify the Manager, as well as any officers or authorized delegatee(s) in connection with their services to the Company to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by such person upon the approval of the Manager (or the Member in the event of an advance to the Manager), upon the receipt by the Company of a signed statement agreeing to reimburse the Company for such advance in the event it is ultimately determined that such party is not entitled to be indemnified by the Company against such expenses.

ARTICLE IV - RIGHTS AND OBLIGATIONS OF MEMBER

4.1 Name and Address of Member. The name, address and membership interest of the Member are reflected in Schedule I attached hereto. The membership interest will be reflected exclusively in Schedule I and may not be certificated. Any attempt to create a certificated membership interest in the Company will be deemed null, void and of no force or effect.

4.2 Limited Liability. The Member shall not be required to make any contribution to the capital of the Company except as set forth in Schedule I nor shall the Member in its capacity as such be bound by, or personally liable for, any expense, liability or obligation of the Company except to the extent of its interest in the Company and the obligation to return distributions made to Member under certain circumstances as required by the Act. The Member shall be under no obligation to restore a deficit capital account upon the dissolution of the Company or the liquidation of membership interest.

ARTICLE V - CAPITAL CONTRIBUTIONS AND LOANS

The Member has contributed property to the Company as set forth on the books and records of the Company.

ARTICLE VI - ALLOCATIONS, ELECTIONS AND REPORTS

All allocations of profit and loss of the Company and all assets and liabilities of the Company shall, solely for state and federal tax purposes, be treated as that of the Member pursuant to Treasury Regulations Section 301.7701, but for no other purpose (including, without limitation, limited liability protection for the Member from Company liabilities).

ARTICLE VII - DISTRIBUTIONS

Distributions of assets shall be made on such basis and at such time as determined by the Member, subject to compliance with the DACA until such time as the Investor Note has been repaid in full.

ARTICLE VIII – DISSOLUTION AND LIQUIDATION OF THE COMPANY

8.1 Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(a) All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred (unless the Member has elected to continue the business of the Company);

(b) The Member signs a document stating its election to dissolve the Company;

(c) The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal; or

(d) The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

8.2 Liquidation. Upon the happening of any of the events specified in Section 8.1 and, if applicable, the failure of the Member to continue the business of the Company, the Member, or any liquidating trustee designated by the Member, will commence as promptly as practicable to wind up the Company's affairs unless the Member or the liquidating trustee (either, the "**Liquidator**") determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Member will continue to be entitled to Company cash flow and Company profits during the period of liquidation. The proceeds from liquidation of the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(a) To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to the Member;

(b) To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 8.2(c); and, thereafter

(c) To the Member.

8.3 Statement of Dissolution. Upon the dissolution and commencement of the winding up of the Company, the Member shall cause a Statement of Dissolution to be executed on behalf of the Company and filed with the Division, and the Member shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE IX – RESTRICTIVE COVENANTS

Until the Investor Note has been repaid in full, the Company covenants and agrees that it will not take any of the following actions (the "**Restrictive Covenants**") without Investor's prior written consent, which consent may be granted or withheld in Investor's sole and absolute discretion: (a) amend, change or modify these Guidelines; (b) issue any additional membership interests, membership units or other equity in the Company or grant any rights to any equity interest or voting rights in the Company to any party; (c) purchase any assets or conduct any business operations; (d) issue or incur any debts, liabilities or other obligations; (e) grant any security interest, lien, pledge or other encumbrance on any of the Company's assets; (f) dissolve, wind-up or otherwise liquidate the Company or any assets of the Company; (g) transfer or attempt to transfer any funds from the Deposit Account (as defined in the DACA) other than in accordance with the DACA; (h) dissolve, liquidate or wind-up the Company; and (i) merge with or into any other entity.

Company covenants and agrees to grant Investor online access to monitor the Deposit Account and maintain such access until the Investor Note is paid in full. The Company will notify Investor in writing of any action, suit, proceeding, inquiry or investigation filed or initiated against the Company or the Member within three (3) business days of the initiation of the same. Any action taken by the Company or the Member that violates the Restrictive Covenants or any other terms and conditions of these Guidelines will be considered null, void and of no force or effect. Investor is expressly made a third-party beneficiary with respect to the Restrictive Covenants and all other terms and conditions of these Guidelines. Investor shall have the right to enforce the terms of these Guidelines as if they were a party hereto, with respect to the rights and obligations specifically designated for its benefit. In the event of any conflict between the provisions of this Article IX and any other provision in these Guidelines, the provisions of this Article IX will control.

ARTICLE X – MISCELLANEOUS

10.1 Records. The records of the Company will be maintained at the Company's principal place of business or at any other place the Member selects, provided the Company keeps at its principal place of business the records required by the Act to be maintained there.

10.2 Survival of Rights. Except as provided herein to the contrary, these Guidelines shall be binding upon and inure to the benefit of the parties, their successors and assigns.

10.3 Interpretation and Governing Law. When the context in which words are used in these Guidelines indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend or interpret the scope of these Guidelines or any particular Article or Section. These Guidelines shall be governed and construed in accordance with the laws of the State of Utah without giving effect to the conflicts of laws provisions thereof.

10.4 Severability. If any provision, sentence, phrase or word of these Guidelines or the application thereof to any person or circumstance shall be held invalid, the remainder of these Guidelines, or the application of such provision, sentence, phrase or word to Persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

10.5 Agreement in Counterparts. These Guidelines may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned, being the sole Member of the Company, has caused these Guidelines to be duly executed as of June 26, 2025.

American Rebel Holdings, Inc.

By: ______________________________
Charles A. Ross, Jr., CEO

SCHEDULE I

Name and Address of Member	Capital Contribution	Membership Interest
American Rebel Holdings, Inc. 5115 Maryland Way, Suite 303 Brentwood, Tennessee 37027		100%